150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske Barbara K. Cegavske Secretary of State State of Nevada	20170444271-42
	Filing Date and Time 10/20/2017 10:10 AM
	Entity Number E0141352007-2

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

SOLIS TEK INC.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

1. Designation, Amount and Par Value. The series of Preferred Stock shall be designated as the "5% Series A Convertible Preferred Stock" (the "Series A Preferred Stock") and the number of shares so designated shall be 3,000.

2. Stated Value Dividends. a. The par value of each issued share of Series a Preferred Stock shall be $.0001 per share and the stated value of each issued share of Series A Preferred Stock shall be deemed to be $1,050.00(the "State Value".

b. Dividends, Before any dividends shall be paid or set aside for payment on any Junior Security of the Corporation, each holder of the Series A Preferred Stock shall be entitled to receive dividends in the manner proscribed herein, payable on the Stated Value of the Series A Preferred stock at the rate of 5% per annum, which shall be cummulative and be due and payable in Series A Preferred Stock on the Conversion Date(as defined below), or in shares of Common Stock or cash on the Redemption Date(as defined below), in each case as provided below(the applicable date of payment, a "Dividend Date".

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Such dividends shall accrue from the date of issue of each share of Series A Preferred Stock, whether or not declared, through the Dividend Date. If a Dividend Date is not a business day, then the dividend shall be due and payable on the business day immediately following such Dividend Date. Dividends shall be payable to holders of record of the Series A Preferred Stock as they appear on the stock books of the Corporation on the Dividend Date.

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Except as provided in the following paragraph, if the dividend on the Series A Preferred Stock shall not have been paid or set apart in full for the Series A Preferred Stock when payable, the aggregate deficiency shall be cumulative and shall be fully paid or set apart for payment before any dividends shall be paid upon or set apart for, or any other distributions paid made on, or any payments made on account of the purchase, redemption or retirement of, the Common Stock or any other Junior Security. When dividends are not paid in full upon the shares or fractions of a share of Series A Preferred Stock and any shares pari passu with the Series A Preferred Stock, all dividends declared upon this series and any other shares pari passu with the Series A Preferred Stock shall be declared, pro rata, so that the amount of dividends declared per share or fraction of a share on this Series A Preferred Stock and such other shares pari passu with the Series A Preferred Stock shall in all cases bear to each other the same rates that accrued dividends per share on the shares of Series A Preferred Stock and such other shares pari passu with the Series A Preferred Stock bear to each other.

3. Voting.

a. Voting Rights. Except as provided in Section 3(b) below or as required by law, holders of the shares of Series A Preferred Stock shall not have the right to vote on any matter as to which shareholders are required or permitted to vote. Only in the case of a vote to be taken pursuant to Section 3(b) below or when required by law, each Holder of the shares of Series A Preferred Stock shall have the right to the number of votes equal to the number of Conversion Shares then issuable upon conversion of the Series A Preferred Stock held by such Holder

b. Limitations on Corporate Actions. Notwithstanding anything to the contrary in Section 3(a) above, as long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the written consent or affirmative vote of the holders of no less than seventy five percent (75%) of the then-outstanding shares of Series A Preferred Stock, consenting or voting (as the case may be) as a separate class from the Common Stock, either directly or by amendment, merger, consolidation or otherwise:

(i) amend its certificate of incorporation in any manner that adversely affects the rights of the Holders;

(ii) alter or change adversely the voting or other powers, preferences, rights, privileges, or restrictions of the Series A Preferred Stock contained herein or alter or amend this Certificate of Designations;

(iii) redeem, purchase or otherwise acquire directly or indirectly any Junior Securities or any shares pari passu with the Series A Preferred Stock;

(iv) directly or indirectly pay or declare any dividend or make any distribution in respect of, any Junior Securities, or set aside any monies for the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or any shares pari passu with the Series A Preferred Stock;

(v) until the date that is twelve (12) months following the initial Closing, authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 4 below) senior to the Series A Preferred Stock;

(vi) [Intentionally Omitted]; or

(vii) enter into any agreement with respect to any of the foregoing.

4. Liquidation, Dissolution, or Winding-Down.

a. Payments to Holders of Series A Preferred Stock. Upon any liquidation, dissolution or winding-down of the Corporation, whether voluntary or involuntary (a "**Liquidation**"), the holders of the shares of Series A Preferred Stock shall be paid in cash, before any payment shall be paid to the holders of Common Stock, or any other Junior Securities, an amount for each share of Series A Preferred Stock held by such holder equal to 115% of the Stated Value thereof plus 115% of any dividends accrued but unpaid thereon (such applicable amount payable with respect to a share of Series A Preferred Stock sometimes being referred to as the "**Individual Series A Preferred Liquidation Preference Payment**" and with respect to all shares of Series A Preferred Stock in the aggregate sometimes being referred to as the "**Aggregate Series A Liquidation Preference Payment**"). If, upon such liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the assets available to be distributed among the holders of shares of Series A Preferred Stock shall be insufficient to permit payment to the holders of Series A Preferred Stock of an aggregate amount equal to the Aggregate Series A Liquidation Preference Payment, then the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

b. Payments to Holders of Junior Securities. After the payment of all preferential amounts required to be paid to the holders of the Series A Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation senior to or on a parity with the Series A Preferred Stock, the holders of Junior Securities then outstanding shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders as otherwise set forth in the Corporation's certificate of incorporation.

5. Conversion. The holders of Series A Preferred Stock shall have conversion rights as follows.

a. Optional and Mandatory Conversions. Each share of Series A Preferred Stock together with accrued but unpaid dividends thereon shall be convertible at the option of the Holder thereof, in whole or in part, at any time, without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Stated Value per share being converted plus accrued and unpaid dividends thereon by the Series A Conversion Price in effect at the time of conversion. Upon the earlier of (i) the fifth year anniversary date after the Initial Issuance Date of the Series A Preferred Stock or (ii) any date after the issuance of the respective Series A Preferred Stock in which (i) the Company's Common Stock trades at a price equal to or greater than 250% of the Series A Conversion Price for ten (10) consecutive Trading Days, (ii) the Conversion Shares are eligible for resale pursuant to an effective registration statement or Rule 144 without any limitations, and (iii) the average trading volume for the Company's Common Stock during the same ten (10) consecutive Trading Day period is equal to or greater than 125,000 shares of the Company's Common Stock, then all outstanding shares of Series A Preferred Stock shall, automatically, and without the payment of additional consideration by the Holder thereof, and

without any notice to the Holder thereof, be converted into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Stated Value per share plus accrued and unpaid dividends thereon by the Series A Conversion Price then in effect. The "**Series A Conversion Price**" per share of Common Stock shall be $1.00 (the "**Series A Fixed Conversion Price**"), provided, however, that if the average VWAP of the Common Stock during the five (5) Trading Days immediately preceding the Reprice Day (as defined herein) is less than the Series A Conversion Price, then the Series A Conversion Price shall mean 95% multiplied by the average VWAP of the Common Stock during the five (5) Trading Days immediately preceding the Reprice Day; provided, however, that the Series A Conversion Price shall be subject to adjustment as provided in Section 6 below. The Reprice Day shall mean the earlier of (i) the date in which the registration statement covering the holder's resale of the Conversion Shares is declared effective or (ii) the 180th day following the Initial Issuance Date of the Series A Preferred Stock.

b. Notice of Conversion. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a "**Notice of Conversion**"). Each Notice of Conversion shall specify the number of shares of Series A Preferred Stock to be converted, the number of shares of Series A Preferred Stock owned prior to the conversion at issue, the number of shares of Series A Preferred Stock owned subsequent to the conversion at issue and the Conversion Date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation. If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. To effect conversions of shares of Series A Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing such shares of Series A Preferred Stock to the Corporation unless all of the shares of Series A Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series A Preferred Stock promptly following the Conversion Date at issue. Certificates representing the Series A Preferred Stock shall have the following legend:

> **THE HOLDER AND ANY ASSIGNEE OR TRANSFEREE, BY ACCEPTANCE OF THIS STOCK CERTIFICATE, ACKNOWLEDGE AND AGREE THAT, PURSUANT TO SECTION 5.B. OF THE CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE SERIES A CONVERTIBLE PREFERRED STOCK, THE NUMBER OF SHARES REFLECTED ON THE FACE OF THIS CERTIFICATE MAY NOT BE THE ACTUAL NUMBER OF SHARES HELD BY THE HOLDER OR ASSIGNEE. PLEASE INQUIRE WITH THE CORPORATION AS TO THE ACTUAL NUMBER OF SHARES EVIDENCED BY THIS CERTIFICATE.**

c. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors, or round-up to the next whole number of shares, at the Corporation's option. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the Holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

d. Mechanics of Conversion.

i. Issuance of Common Stock upon Conversion. Not later than two (2) Trading Days after each Conversion Date (the "**Share Delivery Date**"), the Corporation shall issue, or cause to be issued, to the converting Holder the number of shares of Common Stock being acquired upon the conversion of shares of Series A Preferred Stock, in uncertificated book- entry form on the stock ledger of the Company's Common Stock, and shall send to the registered holder of such shares of Common Stock any notice or statement required by the Nevada General Corporation Law. All shares of Series A Preferred Stock which shall have been converted as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Share Delivery Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor as provided herein, and to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided herein.

ii. Obligation Absolute; Damages. The Corporation's obligation to issue and deliver the Conversion Shares upon conversion of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder.

e. Reservation of Shares Issuable upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series A Preferred Stock, not less than 300% of such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of all outstanding shares of Series A Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue in accordance with the terms herein, be duly authorized, validly issued, fully paid and non-assessable.

f. Beneficial Ownership Limitations. Notwithstanding anything to the contrary herein, in no event shall the holder be entitled to convert any portion of the Series A Preferred Stock in excess of that portion of the Series A Preferred Stock upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Series A Preferred Stock or the unexercised or unconverted portion of any other security of the Corporation subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of Conversion Shares issuable upon the conversion of the portion of the Series A Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the then outstanding shares of Common Stock. For purposes of the proviso set forth in the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as

amended (the "1934 Act"), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso, *provided, however*, that the limitations on conversion may be waived (up to 9.99%) by the Holder upon, at the election of the Holder, not less than 61 days' prior notice to the Corporation, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver).

6. Certain Adjustments.

a. Subdivision or Combination of Stock. If, at any time while the Series A Preferred Stock is outstanding, the Corporation shall subdivide (whether by way of stock dividend, stock split or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Series A Fixed Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined (whether by way of stock combination, reverse stock split or otherwise) into a smaller number of shares, the Series A Fixed Conversion Price in effect immediately prior to such combination shall be proportionately increased. The Series A Fixed Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 6(a).

b. Dividends in Stock, Property, Reclassification. If, at any time while the Series A Preferred Stock is outstanding, the holders of Common Stock (or any shares of stock or other securities at the time receivable upon the conversion of the Series A Preferred Stock) shall have received or become entitled to receive, without payment therefore:

(i) any Common Stock Equivalents, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution, or

(ii) additional stock or other securities or property (other than cash in respect of which shall be covered by the terms of Section 3(c) above) by way of spin-off, split- up, reclassification, combination of shares or similar corporate rearrangement (other than shares of Common Stock issued as a stock split or adjustments in respect of which shall be covered by the terms of Section 6(a) above),

then and in each such case, the Series A Conversion Price shall be adjusted proportionately, and the Holder hereof shall, upon the conversion of the Series A Preferred Stock, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property that such Holder would hold on the date of such exercise had such Holder been the holder of record of such Common Stock as of the date on which holders of Common Stock received or became entitled to receive such shares or all other additional stock and other securities and property. The Series A Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 6(b).

c. Reorganization, Reclassification, Consolidation, Merger or Sale. At any time while the Series A Preferred Stock is outstanding, if any recapitalization, reclassification or reorganization of the capital stock of the Corporation, or any consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets or other

transaction shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or other assets or property (an "**Organic Change**"), then lawful and adequate provisions shall be made by the Corporation whereby the Holders shall thereafter have the right to purchase and receive (in lieu of the shares of the Common Stock of the Corporation immediately theretofore purchasable and receivable upon the conversion of the Series A Preferred Stock) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable assuming the full conversion of the Series A Preferred Stock. In the event of any Organic Change, appropriate provision shall be made by the Corporation with respect to the rights and interests of the Holders to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Series A Conversion Price) shall thereafter be applicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion thereof. To the extent necessary to effect the foregoing provisions, the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed or delivered to each Holder at the last address of such Holder appearing on the books of the Corporation, the obligation to deliver to such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to purchase. If there is an Organic Change, then the Corporation shall cause to be mailed to each Holder at its last address as it shall appear on the books and records of the Corporation, at least ten (10) calendar days before the effective date of the Organic Change, a notice stating the date on which such Organic Change is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares for securities, cash, or other property delivered upon such Organic Change; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Each Holder is entitled to convert such Holder's Series A Preferred Stock during the 10-day period commencing on the date of such notice to the effective date of the event triggering such notice. In any event, the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall be deemed to assume such obligation to deliver to such Holder such shares of stock, securities or assets even in the absence of a written instrument assuming such obligation to the extent such assumption occurs by operation of law.

d. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall promptly furnish or cause to be furnished to such Holder a like certificate setting forth: (i) such adjustments and readjustments; and (ii) the number of shares and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.

e. Adjustment to Series A Conversion Price. The calculation of the Series A Conversion Price shall be adjusted consistent with the provision of this Section 6 should any of the events described in this Section 6 take place.

f. Adjustment to Series A Conversion Price Resulting from Certain Financings. In the

event that at any time while shares of Series A Preferred Stock are outstanding, the Corporation issues Additional Shares of Common Stock for a consideration per share of Common Stock, or with an exercise or conversion price per share of Common Stock, less than the Series A Conversion Price in effect immediately prior to such issue (the "**Lower Price**"), the Series A Conversion Price will be automatically reduced to equal the Lower Price. For purposes of the foregoing, "**Additional Shares of Common Stock**" shall mean all shares of Common Stock and all Common Stock Equivalents issued by the Corporation after the Initial Issuance Date.

7. Optional Redemption. Shares of the Series A Preferred Stock shall be redeemable, in whole or in part, at the option of the Corporation, by resolution of its Board of Directors, in cash, at any time, subject to the Redemption Notice requirements below, at a price per share equal to one hundred fifteen percent (115%) of the Stated Value plus one hundred fifteen percent (115%) of the amount of accrued but unpaid dividends thereon. The Corporation shall provide written notice to all holders of record of shares of Series A Preferred Stock specifying the time (the "**Redemption Date**") and place of such redemption (the "**Redemption Notice**"), at their respective addresses as the same shall appear on the stock books of the Corporation, but no failure on the part of the shareholder to receive such notice and no defect in the wording of the notice shall affect the validity of the proceedings adopted with respect to the redemption of any such shares. The Redemption Notice shall be given not less than thirty (30) days prior to the Redemption Date. After the Corporation has furnished its Redemption Notice, each holder of shares of Series A Preferred Stock called for redemption may, on or before the close of the last business day preceding the designated Redemption Date, convert such shares into shares of Common Stock in accordance with the conversion privileges set forth herein, provided that such holder has delivered a properly completed and executed Notice of Conversion to the Company on or before the fifth (5th) Business Day after such holder's receipt of the Redemption Notice. Shares of the Series A Preferred Stock shall be redeemable, in whole or in part, at the option of the respective holder of the Series A Preferred Stock, in cash, immediately upon the the date of the Company's consummation of its next offering of equity or debt securities in an amount of $10,000,000.00 or more, on or after the Initial Issuance Date of the Series A Preferred Stock, for the purpose of obtaining a listing for the Company's Common Stock on an exchange. If the Holder exercises its right for redemption of its Series A Preferred Stock, the Company shall redeem the respective Series A Preferred Stock within five (5) Business Days of the Holder's redemption, in cash, at a price per share equal to one hundred fifteen percent (115%) of the Stated Value plus one hundred fifteen percent (115%) of the amount of accrued but unpaid dividends thereon.

8. Status of Series A Preferred Stock Converted or Reacquired. Shares of Series A Preferred Stock converted into Common Stock or reacquired by the Corporation in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Nevada) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series, and may be redesignated and reissued as part of any series of the preferred stock.

9. Calculations. In the case of a dispute as to the determination of the Series A Conversion Price, or the arithmetic calculation of the number of shares of Common stock to be issued upon any conversion of Series A Preferred Stock or of the amount of accrued dividends on the Series A Preferred Stock (a "Disputed Amount"), the Corporation or the Holder (as the case may be) shall

submit the disputed determinations or arithmetic calculations (as the case may be) via facsimile or e-mail (i) within two (2) Trading Days after receipt of the applicable notice giving rise to such dispute to the Corporation or the Holder (as the case may be), or (ii) if no notice gave rise to such dispute, at any time after the Holder learned of the circumstances giving rise to such dispute. If the Holder and the Corporation are unable to agree upon such determination or calculation of the Disputed Amount within three Trading Days of such disputed determination or arithmetic calculation being submitted, then the Corporation shall within five (5) Business Days, submit in writing (a) the disputed determination of the Series A Conversion Price to an independent, reputable investment bank selected by the Corporation and approved by the Holder, or (b) the disputed arithmetic calculation of the number of shares of Common stock to be issued upon conversion or the amount of accrued dividends to the Corporation's independent certified public accountant. The Corporation shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Corporation and the Holder of the results no later than two (2) Trading Days from the time it receives the disputed determinations or calculations; provided that, if such disputed determination or arithmetic calculation being submitted by the Holder is determined to be incorrect, then the expense of the investment bank or the accountant shall be the responsibility of the Holder. Such investment bank's or accountant's determination or calculation, as the case may be, shall be final, binding and conclusive upon the parties thereto.

10. Section 3(a)(9) or 3(a)(10) Transaction. So long as any of the Series A Preferred Stock remain unconverted, the Corporation shall not enter into any transaction or arrangement structured in accordance with, based upon, or related or pursuant to, in whole or in part, either Section 3(a)(9) of the Securities Act (a "3(a)(9) Transaction") or Section 3(a)(10) of the Securities Act (a "3(a)(10) Transaction"). In the event that the Corporation does enter into, or makes any issuance of Common Stock related to a 3(a)(9) Transaction or a 3(a)(10) Transaction, despite such prohibition, then a liquidated damages charge of 100% of the Stated Value of the outstanding Series A Preferred Stock, but not less than $25,000, will be assessed and will become immediately due and payable to the Holder in the form of cash payment or Common Stock (in Holder's sole discretion) (subject to beneficial ownership limitations as provided herein such that tranches of Common Stock may be required to be issued).

11. Dilutive Issuance. If the Corporation, at any time while at least 15% of the Series A Preferred Stock remain unconverted, issues, sells or grants any option to purchase, or sells or grants any right to reprice, or otherwise disposes of, or issues (or has sold or issued, as the case may be, or announces any sale, grant or any option to purchase or other disposition, any Common Stock or other securities convertible into, exercisable for, or otherwise entitle any person or entity the right to acquire, shares of Common Stock (including, without limitation, upon conversion of any convertible notes or warrants issued on or following the Initial Issuance Date), in each or any case at an effective price per share that is lower than the then Series A Conversion Price (such lower price, the "Base Conversion Price" and such issuances, collectively, a "Dilutive Issuance") (it being agreed that if the holder of the Common Stock or other securities so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Series A Conversion Price, such issuance shall be deemed to have occurred for less than the Series A Conversion Price on such date of the Dilutive Issuance), then the Series A Conversion Price shall be reduced, at the option of the Holder, to a price equal the

Base Conversion Price. The Dilutive Issuance shall not include the option to acquire 3,000,000 shares of the Company's common stock at $0.60 per share (the "Forchic Option") beneficially owned by Dennis Forchic ("Forchic"), unless all or any portion of the Forchic Option or the shares of the Company's common stock underlying the Forchic Option are sold, assigned, or otherwise transferred by Forchic on or following the Initial Issuance Date at a price that is lower than the Base Conversion Price.

12. Definitions. As used herein, the following terms shall have the following meanings:

a. **"Affiliate"** means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

b. **"Business Day"** means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

c. **"Closing Price"** of the Common Stock on any given day shall be the last sale price, regular way, of the Common Stock or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of the Common Stock, in each case on the Principal Market.

d. **"Common Stock"** means the Corporation's common stock, par value $0.001 per share.

e. **"Common Stock Equivalents"** means any securities of the Corporation which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

f. **"Conversion Date"** with respect to any share of Series A Preferred Stock means any day on which such share is to be converted into common stock pursuant to Section 5.

g. **"Conversion Shares"** means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock in accordance with the terms hereof.

h. **"Holder"** means a holder of Series A Preferred Stock.

i. **"Initial Issuance Date"** means the date on which the first share of Series A Preferred Stock is issued by the Corporation.

j. **"Junior Securities"** means the Common Stock and all other securities of the Corporation, including Common Stock Equivalents of the Corporation, other than those securities which are explicitly senior or pari passu to the Series A Preferred Stock in dividend rights or liquidation preference.

k. **"Original Issue Date"** the date the Corporation initially issues shares of Series A Preferred

Stock, regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share.

l. **"Person"** shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

m. **"Principal Market"** means the primary national or regional stock exchange on which the Common Stock is listed, or if not so listed, OTC Markets, if quoted thereon, is open for the transaction of business

n. **"SEC"** means the United States Securities and Exchange Commission.

o. **"Rule 144"** means Rule 144 promulgated by the SEC under the Securities Act.

p. **"Securities Act"** means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

q. **"Subsidiary"** shall mean any corporation, association, partnership, limited liability company or other business entity of which more than fifty percent (50%) of the total voting power is, at the time, owned or controlled, directly or indirectly, by the Corporation or one or more of the other Subsidiaries of the Corporation or a combination thereof.

r. **"Trading Day"** means any day on which the Common Stock is traded on the Principal Market.

13. Registration Rights. In addition to all other registration rights provided to the Holder by the Company, each Holder shall also have the following registration rights:

a. Piggy-Back Rights. If at any time on or after the date of the Initial Closing the Company proposes to file any Registration Statement under the 1933 Act (each a "Registration Statement") with respect to any offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for shareholders of the Company for their account (or by the Company and by shareholders of the Company), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan on Form S-8, (ii) for a dividend reinvestment plan or (iii) in connection with a merger or acquisition, then the Company shall (x) give written notice of such proposed filing to the Holders appearing on the books and records of the Company as such a holder as soon

as practicable but in no event less than ten (10) days before the anticipated filing date of the Registration Statement, which notice shall describe the amount and type of securities to be included in such Registration Statement, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, of the offering, and (y) offer to the holders of the Series A Preferred Stock (the "Registrable Securities") in such notice the opportunity to register the sale of such number of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice (a "Piggy-Back Registration"). The Company shall cause such Registrable Securities to be included in such registration and shall cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof.

b. Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder's request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 13(e) below

c. The Company shall notify the holders of Registrable Securities at any time when a prospectus relating to such holder's Registrable Securities is required to be delivered under the 1933 Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. At the request of such holder, the Company shall also prepare, file and furnish to such holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of the Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. The holders of Registrable Securities shall not to offer or sell any Registrable Securities covered by the Registration Statement after receipt of such notification until the receipt of such supplement or amendment.

d. The Company may request a holder of Registrable Securities to furnish the Company such information with respect to such holder and such holder's proposed distribution of the Registrable Securities pursuant to the Registration Statement as the Company may from time to time reasonably request in writing or as shall be required by law or by the SEC in connection therewith, and such holders shall furnish the Company with such information.

e. All fees and expenses incident to the performance of or compliance with this Section 13 by the Company shall be borne by the Company whether or not any Registrable Securities are sold pursuant to a Registration Statement. The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees (including, without limitation,

fees and expenses of the Company's counsel and independent registered public accountants) (A) with respect to filings made with the SEC, (B) with respect to filings required to be made with any trading market on which the Common Stock is then listed for trading, (C) in compliance with applicable state securities or Blue Sky laws reasonably agreed to by the Company in writing (including, without limitation, fees and disbursements of counsel for the Company in connection with Blue Sky qualifications or exemptions of the Registrable Securities) and (D) [intentionally omitted], (ii) printing expenses, (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Company, (v) 1933 Act liability insurance, if the Company so desires such insurance, (vi) fees and expenses of all other persons or entities retained by the Company in connection with the consummation of the transactions contemplated by this Section 13 and (vii) reasonable fees and disbursements of a single special counsel for the holders of Registrable Securities (selected by holders of the majority of the Registrable Securities requesting such registration), up to $5,000 for each registration. In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange as required hereunder. In no event shall the Company be responsible for any broker or similar commissions of any holder of Registrable Securities.

f. The Company and its successors and assigns shall indemnify and hold harmless each holder of Registrable Securities, the officers, directors, members, partners, agents and employees (and any other individuals or entities with a functionally equivalent role of a person holding such titles, notwithstanding a lack of such title or any other title) of each of them, each individual or entity who controls the holder of Registrable Securities or any such holder of Registrable Securities (within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act) and the officers, directors, members, stockholders, partners, agents and employees (and any other individuals or entities with a functionally equivalent role of a person holding such titles, notwithstanding a lack of such title or any other title) of each such controlling individual or entity (each, an "Indemnified Party"), to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys' fees) and expenses (collectively, "Losses"), as incurred, arising out of or relating to (1) any untrue or alleged untrue statement of a material fact contained in a Registration Statement, any related prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any such prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading or (2) any violation or alleged violation by the Company of the 1933 Act, the 1934 Act or any state securities law, or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 13, except to the extent, but only to the extent, that (i) such untrue statements or omissions are based upon information regarding such holder of Registrable Securities furnished to the Company by such party for use therein. The Company shall notify each holder of Registrable Securities promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 13 of which the Company is aware.

g. If the indemnification under Section 13(f) is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless for any Losses, then the Company shall

contribute to the amount paid or payable by such Indemnified Party, in such proportion as is appropriate to reflect the relative fault of the Company and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the Company and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, the Company or the Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any reasonable attorneys' or other fees or expenses incurred by such party in connection with any proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in Section 1.6 was available to such party in accordance with its terms. It is agreed that it would not be just and equitable if contribution pursuant to this Section 13(g) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding sentence. Notwithstanding the provisions of this Section 13(g), the holder of Registrable Securities shall be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds actually received by such party from the sale of all of their Registrable Securities pursuant to such Registration Statement or related prospectus exceeds the amount of any damages that such party has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, this Certificate of Designations, Preferences and Rights of Series A Preferred Stock has been executed by a duly authorized officer of the Corporation on October 19, 2017.

Solis Tek Inc.

By: s/ Dennis Forchic
Dennis Forchic, Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Preferred Stock indicated below into shares of common stock, $0.0001 par value per share (the "Common Stock"), of **SOLIS TEK INC.**, a Nevada corporation (the "Corporation"), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: ______________________________

Number of shares of Series A Preferred Stock owned prior to Conversion: ______________

Number of shares of Series A Preferred Stock to be Converted: ______________

Stated Value of shares of Series A Preferred Stock to be Converted: ______________

Fees to be Added to the Conversion Amount (if applicable): ______________

Total Conversion Amount: ______________________________

Conversion Price: ______________________________

Number of shares of Common Stock to be Issued: ______________

Number of shares of Series A Preferred Stock to be owned subsequent to Conversion: ______________

[HOLDER]

____

Name:
Title: